SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is hereby executed by and between Sensata Technologies, Inc., a Delaware corporation (the “Company”), and Brian Wilkie (“Executive”) to be effective as of February 24, 2026 (the “Effective Date”).
WHEREAS, the Company and Executive previously executed the Employment Agreement dated April 1, 2023 (the “Prior Employment Agreement”); and
WHEREAS, the Company and Executive desire to amend and restate the Prior Employment Agreement in accordance with the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are expressly hereby acknowledged, the parties hereto agree as follows:
1.Employment. The Company shall employ Executive, and Executive hereby agrees to employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 hereof (the “Employment Period”). Subject to applicable law, the parties agree that for purposes of calculating years of service under any benefit plans or programs, Executive’s employment with the Company commenced as of January 6, 1998, unless expressly provided otherwise under the terms of any employee benefit plans or programs.
2.Position and Duties.
(a)During the Employment Period, Executive shall serve as Executive Vice President & President of Aerospace, Defense and Commercial Equipment of the Company and shall have the duties, responsibilities, functions and authority that are normally associated with the position of Executive Vice President. Executive’s duties shall be subject to the power and authority of the Company’s Board of Directors and the Board of Directors (the “Board”) of Sensata Technologies Holding plc, a public limited company formed under the laws of England and Wales (“Parent”), to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company. During the Employment Period, Executive shall render to Parent and its Subsidiaries (as defined herein) administrative, financial and other executive and managerial services that are consistent with Executive’s position as the Board may from time to time direct.
(b)Executive shall report to the Chief Executive Officer, or to such other person or persons as may be designated from time to time by the Chief Executive Officer or the Board. Executive shall devote Executive’s full business time and attention (except for vacation periods consistent with past practice and reasonable periods of illness or other incapacity) to the business and affairs of Parent and its Subsidiaries. In performing Executive’s duties and exercising Executive’s authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board. As long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, perform other services for compensation. Unless otherwise agreed by Executive, Executive’s place of work shall be in the greater Attleboro, Massachusetts metropolitan area, except for travel reasonably required for Company business.
(c)For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Parent, directly or through one or more Subsidiaries.
(d)For purposes of this Agreement, “Affiliate” shall mean with respect to Parent and its Subsidiaries, any other Person controlling, controlled by or under common control with Parent or any of its Subsidiaries and, in the case of a Person that is a partnership, any partner of the Person.
(e)For purposes of this Agreement, “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
3.Compensation and Benefits.
(a)Base Salary. During the Employment Period, Executive’s base salary shall be equal to the amount determined by the Compensation Committee of the Board (the “Compensation Committee”) or the Board (as in effect from time to time, the “Base Salary”), which Base Salary shall be payable by the Company in regular installments in accordance with the Company’s regular payroll practices (in effect from time to time) and subject to applicable tax withholdings and deductions. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which senior executive employees of Parent and its Subsidiaries are generally eligible (assuming Executive and/or Executive’s family meet the eligibility requirements of those benefit programs).
(b)Annual Bonus. In addition to the Base Salary, Executive shall be eligible to earn an annual bonus (“Annual Bonus”) in an amount as determined by the Board or the Compensation Committee equal to a certain percentage of the Base Salary then in effect, with such other terms and based upon Executive’s individual performance and/or the achievement by Parent and its Subsidiaries of financial and other objectives, in each case as established for each fiscal year by the Board or the Compensation Committee. As a condition to payment to Executive of any Annual Bonus that is otherwise earned, Executive shall be required to remain employed by the Company through the date such Annual Bonus is actually paid. There is no guaranteed Annual Bonus under this Agreement, and for each applicable year, Executive’s Annual Bonus could be as low as zero or as high as the maximum Annual Bonus opportunity established for such year.
(c)Business Expenses. During the Employment Period, Executive shall be reimbursed by the Company for all reasonable and necessary business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement, which business expenses are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses. Reimbursement of the incurred costs and expenses set forth in this Section 3(c) are subject to the Company’s requirements with respect to reporting and documentation of such costs and expenses.

4.Term; Termination of Employment.
(a)Except as provided herein, Executive’s employment hereunder is “at-will” and may be terminated by Executive or the Company at any time and for any reason. The Employment Period shall terminate immediately upon Executive’s resignation (with or without Good Reason), death or Disability or upon the Company’s termination of Executive’s employment (with or without Cause) (each, as defined in Parent’s Severance and Change in Control Plan, effective as of April 26, 2024 and as may be amended and restated from time to time (the “Severance and CIC Plan”)), subject, in each case, to the terms and conditions of the Severance and CIC Plan to the extent applicable; provided, however, that in the case of Executive’s resignation without Good Reason or the Company’s termination of Executive’s employment without Cause, such party shall provide the other party with at least 30 days advance written notice thereof.
(b)Executive shall be eligible to participate in, and receive severance benefits in accordance with, the Severance and CIC Plan, subject to the terms and conditions set forth therein.
(c)Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company or its Subsidiaries after the termination of the Employment Period and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period (other than vested retirement benefits accrued on or prior to the termination of the Employment Period in accordance with the terms of the applicable retirement plan or other amounts owing hereunder as of the date of such termination that have not yet been paid) shall cease upon such termination, other than those expressly required under applicable law (such as COBRA) or as provided under an applicable Equity Plan (as defined in the Severance and CIC Plan).
(d)Upon the effective date of Executive’s termination, Executive shall be deemed to have resigned, to the extent applicable, as an officer of the Company, as a member of the Board and as a fiduciary of any Company benefit plan and as an officer, director, manager or similar office of any Affiliate of Parent or the Company. On or immediately following the effective date of any such termination of Executive’s employment, Executive shall, upon request, confirm the foregoing by submitting to the Company or the Parent, as applicable, in writing a confirmation of Executive’s resignation(s). Without prejudice to the foregoing, Executive irrevocably appoints any officer of the Company or member of the Board from time to time as Executive’s agent to execute, complete and deliver any document required to give effect to the terms of this clause.
5.Restrictive Covenants. In consideration of Executive’s employment with the Company pursuant to this Agreement and compensation and benefits to be paid to Executive hereunder, Executive hereby agrees to be bound by the restrictive covenants set forth in this Section 5.
(a)Confidential Information.
(i)Executive acknowledges that the continued success of Parent and its Subsidiaries and Affiliates, depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or developed in the future shall be referred to in this Agreement as “Confidential Information”. Confidential

Information shall be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (1) related to Parent’s or its Subsidiaries’ or Affiliates’ current or potential business and (2) not generally or publicly known. Confidential Information includes, without limitation, the information, observations and data obtained by Executive during the course of Executive’s employment with Parent and its Subsidiaries or Affiliates (including the Company) concerning the business and affairs of Parent and its Subsidiaries and Affiliates, information concerning acquisition opportunities in or reasonably related to the Parent’s or its Subsidiaries’ or Affiliates’ business or industry of which Executive has become or becomes aware during Executive’s employment; the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Executive’s employment; and development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Executive agrees that during Executive’s employment and thereafter Executive shall not disclose to any unauthorized person or use for Executive’s own account any of such Confidential Information without Chief Executive Officer’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order. Executive agrees to deliver to the Company at the end of the Employment Period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of Parent or its Subsidiaries or Affiliates (including, without limitation, all Confidential Information) that Executive may then possess or have under Executive’s control.
(ii)During the Employment Period, Executive shall not use or disclose any confidential information, including trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of Parent or its Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. Executive shall use in the performance of Executive’s duties only information that is (1) generally known and used by persons with training and experience comparable to Executive’s and that is (i) common knowledge in the industry or (ii) is otherwise legally in the public domain; (2) otherwise provided or developed by Parent or its Subsidiaries or Affiliates; or (3) in the case of materials, property or information belonging to any former employer or other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person. If at any time during the Employment Period, Executive believes Executive is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.
(iii)Executive represents and warrants to the Parent and its Subsidiaries that Executive took nothing with Executive that belonged to any former employer when Executive left Executive’s position(s) with such employer(s) that Executive was not authorized to take and that Executive has nothing that contains any confidential information that belongs to any former employer. If at any time Executive discovers that this representation is incorrect, Executive shall promptly return any such materials to Executive’s former employer(s). Parent and its Subsidiaries do not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.
(iv)Executive understands that Parent and its Subsidiaries and Affiliates shall receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on Parent’s and its Subsidiaries’ and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of this Section 5(a), Executive shall hold Third-Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of Parent or its Subsidiaries and Affiliates who need to know such information in connection with their work for Parent or such Subsidiaries and Affiliates) or use, except in connection with Executive’s work for Parent or its Subsidiaries and Affiliates, Third-Party Information unless expressly authorized by the Chief Executive Officer in writing.
(v)Notwithstanding anything to the contrary, under the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made to Executive’s attorney in relation to a lawsuit for retaliation against the Company for reporting a suspected violation of law; or (3) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement prevents Executive from providing, without prior notice to the Company or its Affiliates, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.
(b)Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to Parent’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Parent and its Subsidiaries, whether before or after the date of this Agreement, belong to Parent, the Company or any such Subsidiary. At the Company’s expense, Executive shall perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).
(c)Non-Compete; Non-Solicitation.

(i)Executive acknowledges and agrees that Executive shall remain subject to the non-competition covenant in Section 7 of the Prior Employment Agreement. For the avoidance of doubt, such covenant provides the following: In further consideration of the compensation and benefits to be paid to Executive hereunder, Executive acknowledges that during the course of Executive’s employment with the Company and its Subsidiaries, Executive has and shall become familiar with Parent’s and its Subsidiaries’ and Affiliates’ corporate strategy, pricing and other market information, know-how, trade secrets and valuable customer, supplier and employee relationships, and with other Confidential Information concerning Parent and its Subsidiaries and Affiliates, and that Executive’s services have been and shall be of special, unique and extraordinary value to Parent and its Subsidiaries and Affiliates. Accordingly, Executive agrees that, during the Employment Period and, if the termination of the Employment Period is voluntary or for Cause, for one (1) year thereafter (such period, the “Post-Employment Restricted Period”), Executive shall not, directly or indirectly, without the prior written consent of the Company, serve in a capacity similar to the position(s) held by Executive with the Company in the last two (2) years of Executive’s employment by the Company, and in a geographic area to which Executive was assigned, in which Executive provided services or had a material presence or influence, or for which Executive was directly or indirectly responsible, during the last two (2) years of Executive’s employment by the Company, own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any Competing Business (as defined below) that conducts operations or sales in such U.S. states, or such countries outside the United States, as Parent and its Subsidiaries conduct sales or operations as of the date of termination of the Employment Period. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a publicly traded corporation, so long as Executive has no active participation in the business of such corporation. For purpose of this Agreement, “Competing Business” shall mean any business engaged (whether directly or indirectly) in the design, manufacture, marketing, or sale of products or services competitive with those designed, manufactured, marketed or sold by the Parent or its Subsidiaries or Affiliates. Executive acknowledges and agrees that Executive has received sufficient mutually agreed-upon consideration for agreeing to be bound by the obligations in this Section, specifically the salary, benefits and the potential to receive severance set forth in Section 4(b) above. The restrictions in this Section do not become effective until the 11th business day after this Agreement is executed by Executive.
(ii)During the Post-Employment Restricted Period, Executive shall not directly or indirectly through another person or entity (1) induce or attempt to induce any employee of Parent or any Subsidiary to leave the employ of Parent or such Subsidiary, or in any way interfere with the relationship between Parent or any Subsidiary and any employee thereof; (2) knowingly hire any person who was an employee of Parent or any Subsidiary at any time during the twelve (12) months prior to the termination of Executive’s employment; or (3) induce or encourage, or attempt to induce, encourage or solicit, any customer, supplier, licensee, licensor or other business relation of Parent or any Subsidiary to cease doing business with Parent or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and Parent or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding Parent or its Subsidiaries); provided that, in each case, this Section 5(c) shall only apply if Executive shall have done business with, or had direct or indirect supervisory or other responsibility for, the employee, customer, supplier, licensee, licensor, or business relation to which the applicable clause of this Section 5(c) applies.
(d)Nondisparagement. Executive agrees not to, except as may be required by law, directly or indirectly, publicly or privately, make, publish or solicit, or encourage others to make, publish or solicit, any disparaging statements, comments, announcements, or remarks concerning Parent or its Affiliates, or any of their respective past and present directors, officers or employees.
(e)Reformability. If, at the time of enforcement of this Section 5, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 5 are reasonable and that Executive has reviewed the provisions of this Agreement with Executive’s legal counsel.
(f)Equitable Relief. Executive acknowledges that any breach or threatened breach of the provisions of this Section 5 would cause Parent and its Subsidiaries irreparable harm. Accordingly, in addition to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). Further, in the event of an alleged breach or violation by Executive of this Section 5, the Post-Employment Restricted Period shall be tolled until such breach or violation has been duly cured.
(g)Acknowledgement. Each of Executive and the Company acknowledges and agrees that the covenants, agreements, obligations and undertakings contained in this Agreement have been negotiated in good faith by the parties hereto, are reasonable and are not more restrictive or broader than necessary to protect the interests of the parties hereto, including the protection of the trade secrets, Confidential Information and goodwill of Parent and its Subsidiaries, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical or technical areas than are provided herein. Executive acknowledges and agrees that Executive has received sufficient mutually agreed-upon consideration for agreeing to be bound by the obligations set forth in this Agreement.
(h)Protected Rights. Notwithstanding any other provision of this Agreement, nothing contained in this Agreement prevents Executive from (i) providing truthful testimony in response to a lawfully issued subpoena or court order or limits Executive’s ability to communicate with any governmental entity (including for purposes of exercising any legally protected whistleblower rights) or otherwise participate in any investigation or proceeding that may be conducted by any governmental entity, including providing non-privileged documents or other information, without notice to Parent or any of its Subsidiaries; (ii) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (iii) providing material secrets or confidential information to the SEC, or providing the SEC with information that would otherwise violate this Section 5, to the extent permitted by Section 21F of the Exchange Act; (iv) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (v) receiving a monetary award as set forth in Section 21F of the Exchange Act.
6.Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (b) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity; and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.
7.Share Dealings. Executive undertakes at all times to comply with any share dealing rules and any policy in respect of inside information adopted from time to time by the Company or Parent and with the applicable provisions of all applicable law relating to market abuse.
8.Clawback Policy. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company’s recoupment policy (if any) as may be in effect from time to time, including specifically implementing Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of the Company’s common stock may be traded) (the “Clawback Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Clawback Policy from and after the effective date thereof.
9.Miscellaneous.
(a)Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to Executive:
Executive’s last residence shown on the records of the Company.
Notices to the Company:
Sensata Technologies, Inc.
529 Pleasant Street
Attleboro, MA 02703
Attention: General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.
(b)Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
(c)Entire Agreement; Prior Employment Agreement.
(i)This Agreement, those documents expressly referred to herein, and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
(ii)Effective as of the date hereof, this Agreement amends and restates in its entirety the Prior Employment Agreement, which as of such date shall have no further force or effect and neither the Company nor Executive shall have any rights or obligations thereunder; provided, however, that the non-competition covenant of Section 7 of the Prior Employment Agreement shall remain in full force and effect unless and until the non-competition covenant set forth in Section 5(c)(i) of this Agreement becomes effective in accordance with its terms.
(d)No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
(e)Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
(f)Survival. Notwithstanding anything contained in this Agreement to the contrary, the provisions of Section 5 and this Section 9 (to the extent necessary to effectuate the survival of Section 5) shall survive any termination of Executive’s employment hereunder.
(g)Executive’s Cooperation. During the Employment Period and thereafter, Executive shall reasonably cooperate with Parent and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Parent or any Subsidiary (including, without limitation, Executive being available to Parent and its Subsidiaries upon reasonable notice for interviews and factual investigations, appearing at Parent’s or any Subsidiary’s request to give truthful and accurate testimony without requiring service of a subpoena or other legal process, volunteering to Parent and its Subsidiaries all pertinent information and turning over to Parent and its Subsidiaries all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with

Executive’s other permitted activities and commitments). In the event Parent or any Subsidiary requires Executive’s cooperation in accordance with this Section 9(g), Parent shall pay Executive a per diem reasonably determined by the Board or the Compensation Committee and reimburse Executive for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).
(h)Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. The Company may assign this Agreement to Parent or any Subsidiary, and in the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), the Company may assign this Agreement and its rights and obligations hereunder. Executive acknowledges and agrees that all Executive’s covenants and obligations to the Company, as well as the rights of the Company, under this Agreement shall run in favor of and shall be enforceable by the Company, its Subsidiaries and successors and permitted assigns.
(i)Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.
(j)Governing Law.
(i)This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any principles of conflicts of law. Each party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in a court of the United States or any state court, which in either case is located in the State of Delaware and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding.
(ii)Each party in any dispute or legal action arising under this Agreement shall be responsible for bearing its own expenses, attorneys’ fees and other costs in such dispute or legal action.
(k)Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
(l)Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board or the Compensation Committee as appropriate) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period with Cause or, except as otherwise stated herein, Executive’s right to terminate this Agreement with Good Reason) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
(m)Withholding. Parent and the Company shall be entitled to withhold from any payments or deemed payments hereunder any amount of tax withholding required by law. The Company does not guarantee any particular tax result to Executive with respect to any payments or benefits provided hereunder.
10.Section 409A.
(a)Although the Company does not guarantee the tax treatment of any payments under this Agreement, the intent of the parties hereto is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”), and to the maximum extent permitted, this Agreement shall be limited, construed and interpreted in accordance with such intent.
(b)Notwithstanding any other provision of this Agreement to the contrary, to the extent that reimbursements or other in-kind benefits under this Agreement constitute “deferred compensation” for purposes of Code Section 409A, (a) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (b) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (c) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(c)For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(d)Notwithstanding any other provision of this Agreement to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits. Notwithstanding anything to the contrary in this Agreement, if, at the time of Executive’s separation from service (as defined in Code Section 409A), Executive is deemed to be a “Specified Employee” within the meaning of that term under Code Section 409A(a)(2)(B), then the Company shall defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date which is the earlier of (a) the first business day following the expiration of the six-month period measured from the date of such “separation from service” of Executive and (b) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 10(d) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
11.Section 280G of the Code. Notwithstanding any other provision of this Agreement or any other plan, agreement or arrangement to the contrary, if any of the payments or benefits provided or to be provided by the Company or the Parent or their respective Subsidiaries to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code (“Section 280G”), and would, but for this provision be subject to the excise tax imposed under Section 4999 of the Code or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes, then the Covered Payments shall be either (a) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments becomes subject to the excise tax or (b) payable in full if Executive’s receipt on a net after-tax basis of the full amount of payments and benefits (taking into account the applicable federal, state, local and foreign income, employment and excise taxes) would result in Executive receiving an amount greater than the reduced amount in clause (a). In the event of a reduction of benefits under this section, the Covered Payments shall be reduced in the order that results in the greatest economic benefit to Executive in a manner that would not result in subjecting Executive to additional taxation under Code Section 409A. Any determination required under this section shall be made in writing, in good faith by a nationally recognized accounting firm selected by the Company. For the avoidance of doubt, in no event shall Executive be entitled to a gross up from the Company to cover any excise tax to which Executive may be subject.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date set forth above.

SENSATA TECHNOLOGIES, INC.

Stephan von Schuckmann
Chief Executive Officer

EXECUTIVE

Brian Wilkie